EX 77.C

Lord Abbett Bond-Debenture Fund, Inc.

Supplemental Proxy Information

(Unaudited)

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the nine (9) Directors:

    o  E. Thayer Bigelow
    o  William H.T. Bush
    o  Robert B. Calhoun, Jr.
    o  Robert S. Dow
    o  Daria L. Foster
    o  Julie A. Hill
    o  Franklin W. Hobbs
    o  Thomas J. Neff
    o  James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                                       Votes                   Votes                    Votes
       Matter                          For                     Against                  Withheld     Abstentions
       ------                          ---                     -------                  --------     -----------
       E. Thayer Bigelow               855,499,728.302         5,379,353.616            --           --
       William H.T. Bush               855,519,859.105         5,359,222.813            --           --
       Robert B. Calhoun, Jr.          855,805,070.715         5,074,011.203            --           --
       Robert S. Dow                   855,751,578.103         5,127,503.815            --           --
       Daria L. Foster                 855,767,654.326         5,111,427.592            --           --
       Julie A. Hill                   855,694,278.034         5,187,803.884            --           --
       Franklin W. Hobbs               855,761,195.831         5,117,886.087            --           --
       Thomas J. Neff                  855,704,264.941         5,174,816.977            --           --
       James L.L. Tullis               855,780,943.483         5,098,138.435            --           --